Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended March 31, 2025

Mifflintown, PA, April 22, 2025 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended March 31, 2025 of $2.0 million, an increase of 48.2%, compared to net income of $1.4 million for the three months ended March 31, 2024. Earnings per share, basic and diluted, for the three months ended March 31, 2025 was $0.40 compared to $0.27 reported for the three months ended March 31, 2024.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are pleased to announce first quarter net income of $2.0 million which represents a nearly 50% increase over the same quarter last year. This improvement is due in part to disciplined loan and deposit pricing which resulted in the reversal of a two-year trend of net interest margin compression. Additionally, our continued efforts to increase fee income and improve efficiency resulted in a 3.9% increase in noninterest income and a 9.2% decrease in noninterest expense. Our credit quality remains strong with nonperforming loans totaling 0.1% of the total loan portfolio and delinquent and nonperforming loans comprising 0.4%. Our focus for the remainder of 2025 is to accelerate loan growth, especially in the State College and Harrisburg regions, while maintaining our excellent credit quality. We also intended to actively communicate with and provide customized service to our customers due to the current economic uncertainty, continue the improvements in fee generation and the containment of operating expenses, while exploring opportunities for expansion.”

Financial Results for the Quarter

Annualized return on average assets for the three months ended March 31, 2025 was 0.94%, compared to 0.63% for the three months ended March 31, 2024. Annualized return on average equity for the three months ended March 31, 2025 was 16.55%, compared to 13.38% for the three months ended March 31, 2024.

Net interest income increased by 5.1%, to $5.8 million for the three months ended March 31, 2025 compared to $5.5 million for the three months ended March 31, 2024. Average interest earning assets decreased 1.7%, to $842.6 million, for the three months ended March 31, 2025 compared to the same period in 2024, due to a decrease of $18.2 million, or 5.7%, in average investment securities as principal paydowns on the mortgage-backed securities portfolio were used for funding needs rather than being reinvested into the securities portfolio. Average interest bearing liabilities decreased by $16.1 million, or 2.6%, for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. This decrease was primarily due to a decline of $23.9 million, or 29.9%, in average borrowings and other interest bearing liabilities, which was partially offset by an increase in average time deposits of $17.3 million, or 8.7%, for the three months end March 31, 2025 compared to the three months ended March 31, 2024.

The yield on earning assets increased 19 basis points, to 4.42%, for the three months ended March 31, 2025 compared to same period last year driven by an increase in loan yields of 24 basis points, while the cost to fund interest earning assets with interest bearing liabilities increased two basis points, to 2.26%, aided by the 100 basis point decline in the federal funds rate between the three months ended March 31, 2025 and 2024. The net interest margin, on a fully tax equivalent basis, increased from 2.63% for the three months ended March 31, 2024 to 2.83% for the three months ended March 31, 2025.

Juniata recorded a credit loss expense of $104,000 for the three months ended March 31, 2025 compared to a credit loss expense of $120,000 for the three months ended March 31, 2024.

Non-interest income was $1.3 million for both the three months ended March 31, 2025 and March 31, 2024. Most significantly impacting non-interest income in the comparative three month periods were increases of $89,000 in customer service fees due to an increase in the collection of overdraft and checking account fees, as well as $24,000 in trust fees. Partially offsetting these increases between the comparative three month periods was a decline of $56,000 in fees derived from loan activity due to decreases in title insurance commissions, a derivative credit adjustment and loan referral fees in the 2025 period.

Non-interest expense was $4.7 million for the three months ended March 31, 2025 compared to $5.2 million for the three months ended March 31, 2024, a decrease of 9.2%. Most significantly impacting non-interest expense in the comparative three month periods were decreases in employee compensation and benefits expenses of $233,000 and $99,000, respectively. The primary drivers for these declines were decreases in employee compensation expenses compared to the 2024 period, with the 2024 expenses being elevated due to overtime pay from the core conversion and optimizing staffing levels, and employee benefits expense due to a decrease in medical claims expenses for the three months ended March 31, 2025 compared to the three months ended March 31, 2024. Also contributing to the decrease in non-interest expense between the comparative three month periods were decreases of $48,000 in professional fees and $34,000 in the provision for unfunded commitments recorded in other non-interest expense. Partially offsetting these decreases for the three months ended March 31, 2025 compared to the three months ended March 31, 2024 was an increase of $74,000 in equipment expense primarily due to an increase in depreciation and ATM expenses attributable to the core conversion in March 2024.

An income tax provision of $371,000 was recorded for the three months ended March 31, 2025 compared to $201,000 recorded for the three months ended March 31, 2024. The increase between the comparative three month periods was primarily due to more taxable income recorded in the 2025 period. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit was $82,000 for both the three months ended March 31, 2025 and March 31, 2024.

Financial Condition

Total assets as of March 31, 2025 were $854.0 million, an increase of $5.1 million compared to total assets of $848.9 million as of December 31, 2024. Cash and cash equivalents increased $2.5 million, or 22.8%, while total loans increased by $5.1 million, or 1.0%, as of March 31, 2025 compared to December 31, 2024. Total deposits increased by $728,000, or 0.1%, as of March 31, 2025 compared to December 31, 2024, while short-term borrowings and repurchase agreements increased by $1.8 million, or 4.4%, primarily due to increased balances in repurchase agreement accounts. At March 31, 2025, total capital increased $2.7 million, or 5.8%, compared to year-end 2024 due to an increase in retained earnings and a decline in other comprehensive losses.

Juniata maintains a strong liquidity position and, as of March 31, 2025, had additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $213.3 million and with the Federal Reserve’s Discount Window of $51.2 million. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits outstanding as of March 31, 2025.

Subsequent Event

On April 15, 2025, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on May 16, 2025, payable on May 30, 2025.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fourteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	March 31, 2025	December 31, 2024
ASSETS
Cash and due from banks	$5,145	$5,064
Interest bearing deposits with banks	8,364	5,934
Cash and cash equivalents	13,509	10,998

Equity securities	1,114	1,189
Debt securities available for sale	64,772	64,623
Debt securities held to maturity (fair value $184,898 and $182,773, respectively)	189,634	191,627
Restricted investment in bank stock	2,674	2,530
Total loans	538,971	533,869
Less: Allowance for credit losses	(6,278)	(6,183)
Total loans, net of allowance for credit losses	532,693	527,686
Premises and equipment, net	9,323	9,382
Bank owned life insurance and annuities	15,273	15,214
Investment in low income housing partnerships	751	832
Core deposit and other intangible assets	240	258
Goodwill	9,812	9,812
Mortgage servicing rights	68	69
Deferred tax asset, net	9,320	9,842
Accrued interest receivable and other assets	4,824	4,812
Total assets	$854,007	$848,874
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$198,753	$196,801
Interest bearing	549,932	551,156
Total deposits	748,685	747,957

Short-term borrowings and repurchase agreements	44,082	42,242
Long-term debt	5,000	5,000
Other interest bearing liabilities	769	830
Accrued interest payable and other liabilities	5,275	5,388
Total liabilities	803,811	801,417
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at March 31, 2025 and December 31, 2024; Outstanding - 5,016,727 shares at March 31, 2025 and 5,003,384 shares at December 31, 2024	5,151	5,151
Surplus	24,712	24,896
Retained earnings	54,034	53,126
Accumulated other comprehensive loss	(31,522)	(33,320)
Cost of common stock in Treasury: 134,552 shares at March 31, 2025; 147,895 shares at December 31, 2024	(2,179)	(2,396)
Total stockholders' equity	50,196	47,457
Total liabilities and stockholders' equity	$854,007	$848,874

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended
(Dollars in thousands, except share and per share data)	March 31,
	2025	2024
Interest income:
Loans, including fees	$7,781	$7,467
Taxable securities	1,365	1,465
Tax-exempt securities	30	30
Other interest income	17	43
Total interest income	9,193	9,005
Interest expense:
Deposits	2,803	2,642
Short-term borrowings and repurchase agreements	531	698
Long-term debt	30	117
Other interest bearing liabilities	7	9
Total interest expense	3,371	3,466
Net interest income	5,822	5,539
Provision for credit losses	104	120
Net interest income after provision for credit losses	5,718	5,419
Non-interest income:
Customer service fees	460	371
Debit card fee income	422	404
Earnings on bank-owned life insurance and annuities	57	56
Trust fees	131	107
Commissions from sales of non-deposit products	101	102
Fees derived from loan activity	115	171
Change in value of equity securities	(28)	(13)
Gain from life insurance proceeds	—	—
Other non-interest income	88	98
Total non-interest income	1,346	1,296
Non-interest expense:
Employee compensation expense	1,975	2,208
Employee benefits	546	645
Occupancy	366	332
Equipment	217	143
Data processing expense	629	663
Professional fees	206	254
Taxes, other than income	31	56
FDIC Insurance premiums	135	155
Gain on other real estate owned	—	—
Amortization of intangible assets	18	22
Amortization of investment in low-income housing partnerships	81	81
Merger and acquisition expense	—	—
Other non-interest expense	481	600
Total non-interest expense	4,685	5,159
Income before income taxes	2,379	1,556
Income tax provision	371	201
Net income	$2,008	$1,355
Earnings per share
Basic	$0.40	$0.27
Diluted	$0.40	$0.27

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203